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EXHIBIT 10.80

IONIS PHARMACEUTICALS, INC.
ADVISORY SERVICES AGREEMENT
(“SUMMARY PAGE”)

Date of Advisory Services Agreement: (“Agreement”)	December 17, 2020 (“Effective Date”).
Name of Advisor:	Stanley T. Crooke (hereinafter “Advisor”).
Scope of Advisory Services:	As set forth on Schedule A attached hereto.
Duration of Advisory Services (the “Advisory Period”):	An initial term beginning immediately following the June 2, 2021 Annual Stockholders Meeting and ending on June 30, 2023 unless extended or terminated in accordance with Section 8 of Exhibit A below.
Consideration for Advisory Services:	As set forth on Schedule B attached hereto.
Time Provided by Advisor:	As set forth on Schedule A attached hereto.

In addition to such compensation, Ionis Pharmaceuticals, Inc. (“Ionis”) will reimburse Advisor for Ionis approved travel and other out-of-pocket costs reasonably incurred in the course of performing Advisory Services under this Agreement as further described on Schedule B attached hereto. Advisor shall be permitted to travel at first-class level on commercial carriers.

Advisor agrees to provide Ionis with Advisory Services on the terms described above and according to the additional terms attached hereto as Exhibit A.  In this Agreement references to Ionis, including but not limited to Sections 3-6 of Exhibit A, will include Ionis’ affiliate companies where applicable.

	Advisor	Ionis Pharmaceuticals, Inc.
By (Signature):	/s/ Stanley T. Crooke	/s/ Joseph H. Wender

Printed Name:	Stanley T. Crooke	Joseph H. Wender - Chair of Nominating & Governance Committee
By (Signature):	NA	/s/ Spencer R. Berthelsen

Printed Name:	NA	Spencer R. Berthelsen – Chair of Compensation Committee
Address:	Provided Separately	2855 Gazelle Court, Carlsbad, CA 92010
Telephone:	Provided Separately	760-931-9200
Fax:	Provided Separately	760-603-3820
e-mail:	Provided Separately

Social Security or Employer Tax ID Number to be provided separately via W-9 form or foreign equivalent.

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EXHIBIT A

TERMS OF ADVISORY AGREEMENT

1.            Engagement of Services; Transition From Executive Chairman to Advisor; Press Release

Advisor is retained to perform certain services during the Advisory Period, as needed and requested by Ionis, which services are specifically described on Schedule A attached hereto (“Advisory Services”).  Advisor will perform such Advisory Services to the best of Advisor’s talent and ability.

Advisor hereby voluntarily retires and resigns from his position as an employee and member of the Board of Directors of Ionis, which resignation will take effect immediately following the June 2, 2021 Annual Stockholders Meeting

Promptly following the Effective Date of this Agreement, Ionis will announce Advisor’s retirement and transition to his role as Advisor pursuant to a press release drafted by Ionis and approved by Advisor (such approval not to be unreasonably withheld, conditioned or delayed).

2.            Compensation

As full and complete compensation for Advisory Services and for the discharge of all of Advisor’s obligations hereunder, Ionis will pay Advisor at the rate set forth on Schedule B attached hereto and provide the other consideration set forth on Schedule B. Advisor will invoice Ionis on a quarterly basis for Advisor fees and reimbursable expenses, and Ionis, upon its approval, will pay all undisputed fees and expenses within 30 days after Ionis’ receipt of the invoice.

3.            Independent Contractor

Advisor is an independent contractor and not an employee of Ionis.  Advisor has no authority to obligate Ionis by contract or otherwise.    Taxes will be the sole responsibility of Advisor.

4.            Additional Activities

(a)
Advisor agrees that during the Advisory Period and for one year thereafter, Advisor will not attempt to induce any employee or employees of Ionis to terminate their employment with, or otherwise cease their relationship with Ionis.

(b)
Advisor acknowledges that Ionis has developed, through an extensive acquisition process, valuable information regarding actual or prospective partners, licensors, licensees, clients, customers and accounts of Ionis (“Trade Secret Information”). Advisor acknowledges that Advisor’s use of such Trade Secret Information after the termination of the Advisory Period would cause Ionis irreparable harm. Therefore, Advisor also agrees that Advisor will not utilize any Trade Secret Information to solicit the business relationship or patronage of any of the actual or prospective partners, licensors, licensees, clients, customers or accounts of Ionis.

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(c)
The restrictions set forth in this Section 4 are considered by the parties to be reasonable for the purposes of protecting Ionis’ business.  However, if any such restriction is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it will be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

5.            Confidential Information; No disparagement

(a)
Ionis possesses confidential information that has been created, discovered, developed by, or otherwise become known to Ionis (including, without limitation, information which is  created, discovered, developed or made known by Advisor arising from the Advisory Services).

(i)
All such information is hereinafter referred to as “Confidential Information.”  By way of illustration, but not limitation, Confidential Information includes:  (A) inventions, developments, designs, improvements, trade secrets, ideas, formulas, source and object codes, programs, other works of authorship, organisms, plasmids, expression vectors, know-how, processes, cell lines, discoveries, techniques, data and documentation systems (hereinafter collectively referred to as “Inventions”); and (B) information regarding plans for research, development, new products, clinical data, pre-clinical product data, clinical trial patient data, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, as well as information regarding the skills and compensation of employees of Ionis.

(ii)
All Confidential Information will be the sole property of Ionis and its assigns, and Ionis and its assigns will be the sole owner of all patents, copyrights and other rights in connection with such Confidential Information.  At all times, both during the term of this Agreement and for five years after its termination, Advisor will keep in confidence and trust all Confidential Information and will not use, disclose, lecture upon or publish any Confidential Information or anything related to such information without Ionis’ prior written consent or as otherwise reasonably necessary in furtherance of Advisor performing the Advisory Services.  Any permitted disclosures will be made in strict compliance with the Ionis publication and presentation clearance policy.

(b)
Advisor also understands that Ionis has received and in the future, will receive valuable information from third parties that is confidential or proprietary (“Third-Party Information”) subject to a duty on the part of Ionis to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of this Agreement and for five years thereafter, Advisor will hold Third-Party Information in the strictest confidence and will not disclose or use Third-Party Information except as permitted by the agreement between Ionis and such third party, unless expressly authorized to act otherwise by an officer of Ionis in writing or as otherwise reasonably necessary in furtherance of Advisor performing the Advisory Services.  Any permitted disclosures will be made in strict compliance with Ionis publication and presentation clearance policy.

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(c)
The obligations of Section 5 will not apply to information that Advisor can establish by written records: (i) was known by Advisor prior to the receipt of Confidential Information; (ii) was disclosed to Advisor by a third party having the right to do so; (iii) was, or subsequently became, in the public domain through no fault of Advisor, its officers, directors, affiliates employees or agents; (iv) was independently developed by Advisor without use of Confidential Information; or (v) was disclosed by Advisor pursuant to any judicial, governmental or stock exchange request, requirement or order, so long as Advisor, if legally permitted, provided Ionis with sufficient prior notice in order to allow Ionis to contest such request, requirement or order. Advisor may also disclose Confidential Information to his legal counsel and financial advisor and as reasonably necessary pursuant to any litigation between Advisor and Ionis or any of its affiliates.

(d)
Ionis agrees that its executive officers and the current members of its Board of Directors and the heads of the Investor Relations and Corporate Communication Departments) will not disparage or knowingly make false or defamatory statements regarding Advisor in any manner whatsoever (including through the use of any social networking sites, blogs, forums or any similar medium, including in response to inquiries from other users of such medium) whether directly or indirectly through a third party. Advisor agrees that he will not disparage or knowingly make false or defamatory statements about Ionis, or its directors, officers, or affiliates in any manner whatsoever (including through the use of any social networking sites, blogs, forums or any similar medium, including in response to inquiries from other users of such medium) whether directly or indirectly through a third party. This Section shall not apply to communications (i) required by law, court order or subpoena, (ii)  that are otherwise privileged as a matter of law, (iii) that are made to correct inaccurate or misleading statements made about Advisor or Ionis, as applicable or (iv) that are reasonably appropriate to be made in connection with any litigation between Advisor and Ionis or its affiliates. Advisor’s and Ionis’ non-disparagement obligations under this Section do not interfere with or restrict his or its ability to communicate with any federal, state, or local agency, including any with which a charge has been filed.

6.            Inventions

In the course of performing Advisory Services for Ionis, Advisor may develop new ideas or Inventions or make other contributions of value to Ionis.

(a)
Advisor hereby assigns to Ionis Advisor’s entire right, title and interest in and to any and all Inventions (and all patent rights, copyrights, and all other rights in connection therewith, hereinafter referred to as “Proprietary Rights”) whether or not patentable or registrable under patent, copyright or similar statutes, made or conceived of or reduced to practice or learned by Advisor, either alone or jointly with others, as a result of performing Advisory Services hereunder.  All Inventions assigned to Ionis pursuant to this section will be known as “Company Inventions”.  Advisor agrees that all Proprietary Rights and Company Inventions are Ionis’ sole property.  Advisor agrees, upon request, to execute, verify and deliver assignments of such Proprietary Rights to Ionis or its designee.  Advisor understands that, to the extent this Agreement will be construed in accordance with the laws of any state which precludes a requirement in an agreement to assign certain classes of inventions made by an individual acting as an Advisor, this section will be interpreted not to apply to any inventions that a court rules and/or Ionis agrees falls within such classes.

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(b)
Advisor further agrees to assist Ionis in every proper way to obtain, from time to time, and to enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end Advisor will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Ionis may reasonably request for use in applying for, obtaining, sustaining and enforcing such Proprietary Rights relating to Company Inventions.  Advisor’s obligation to assist Ionis in obtaining and enforcing Proprietary Rights relating to Company Inventions in any and all countries will continue beyond the termination of this Agreement, but Ionis will compensate Advisor at a reasonable rate after such termination for the time actually spent by Advisor at Ionis’ request in connection with such assistance.  If Ionis is unable, after reasonable effort, to secure Advisor’s signature on any document needed to apply for or prosecute any Proprietary Rights relating to a Company Invention, Advisor hereby irrevocably designates and appoints Ionis and its duly authorized officers and agents as  her agent and attorney in fact, to act for and on Advisor’s behalf to execute, verify and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of any such Proprietary Rights with the same legal force and effect as if executed by Advisor.

(d)
During the term of this Agreement, Advisor will promptly disclose to Ionis, or any persons designated by it, fully and in writing and will hold in trust for the sole right and benefit of Ionis any and all Company Inventions, whether or not patentable or protectable by copyright.  At the time of each such disclosure, Advisor will advise Ionis in writing of any Inventions that Advisor believes are not subject to the assignment provisions of Section 6(a) above, and Advisor will at that time provide to Ionis in writing all evidence necessary to substantiate that belief.  Advisor will not be obligated to disclose information received by Advisor from others under a contract of confidentiality.  In addition, after termination of this Agreement, Advisor will disclose to Ionis all patent applications filed by Advisor relating to any Company Inventions or relating to any work performed by Advisor on behalf of Ionis.

7.            Previous Advisory Relationships

Advisor represents that Advisor’s performance of Advisory Services, as well as Advisor’s performance of the rest of Advisor’s obligations under the terms of this Agreement, will not breach any agreement to keep in confidence any proprietary information acquired by Advisor in confidence or in trust from another entity prior to the date of this Agreement.  Advisor agrees not to bring to Ionis or to use in the performance of Advisory Services for Ionis any materials or documents of a present or former employer or client of Advisor, or any materials or documents obtained by Advisor under a confidentiality agreement imposed by reason of another of Advisor’s Advisory relationships, unless such materials or documents are generally available to the public or Advisor has authorization from such present or former employer or client for the possession and unrestricted use of such materials.

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8.            Termination; Survival

(a)          This Agreement will become effective on the Effective Date and will end on June 30, 2023 unless the parties mutually agree by written amendment to extend this Agreement.  If Ionis believes that Advisor is in material breach of this Agreement, then Ionis may deliver notice of such material breach to Advisor. If the breach is curable, Advisor will have 60 days to cure such breach. If Advisor fails to cure such breach within the 60 day period, or if the breach is not subject to cure, Ionis may terminate this Agreement by providing written notice to Advisor. Without limiting the foregoing, the intentional material breach by Advisor of Section 5 of this Agreement constitutes a material breach of this Agreement.

(b)          The last sentence of the second paragraph of Schedule B and the last paragraph of Schedule B will survive termination of this Agreement.  In addition, except as referenced in the immediately preceding sentence, upon expiration or termination of this Agreement, each party will be released from all obligations and liabilities to the other occurring or arising after the date of such expiration or termination, except that any termination or expiration of this Agreement will not relieve Advisor of Advisor’s obligations under Sections 4, 5, 6, 7, 9, 10 and 11 hereof, nor will any such expiration or termination relieve Advisor or Ionis from any liability arising from any breach of this Agreement.  Upon expiration or termination of this Agreement for any reason whatsoever, Advisor will promptly surrender and deliver to Ionis any and all notes, business records, memoranda, specifications, devices, formulas, molecules, cells, storage media, including calculations, sequences, data and other materials of any nature pertaining to Advisory Services for Ionis, as well as any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any Trade Secret Information, Ionis’ Confidential Information or Third Party Information.

9.            Arbitration

(a)
Ionis and Advisor agree to resolve by arbitration all disputes, claims or controversies (“Claims”), past, present or future,  whether or not arising out of this Agreement or its termination, that Ionis may have against Advisor or that Advisor may have against any of the following (i) Ionis; (ii) Ionis officers, directors; employees or agents; (iii) Ionis’ subsidiary or affiliated entities, joint ventures, or joint employers; (iv) Ionis’ benefit plans or the plans’ sponsors, fiduciaries, administrators, affiliates and agents; and/or (v) all successors and assigns of any of the foregoing.  The Claims covered by this Agreement include all disputes that Ionis or Advisor could otherwise pursue in state or federal court including, but not limited to, Claims based on any state, federal, or local statute, regulation or ordinance (including Claims for discrimination, retaliation, harassment, unpaid wages or violation of state or federal wage and hour laws), as well as common law Claims (including Claims for breach of contract, breach of the implied covenant of good faith and fair dealing, wrongful discharge, defamation, misrepresentation, fraud, or infliction of emotional distress).  Ionis and Advisor anticipates that this Section 9 provides the benefits of a speedy, less formal, impartial, final and binding dispute resolution procedure.

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(b)
To the maximum extent permitted by law, Advisor hereby waives any right to bring on behalf of persons other than Advisor, or to otherwise participate with other persons in, any class, collective or representative action (i.e. a type of lawsuit in which one or several persons sue on behalf of a larger group of persons).

(c)
The arbitration will be conducted by a single neutral arbitrator in accordance with the then-current Commercial Arbitration and Mediation Procedures of the American Arbitration Association (“AAA”).  The arbitration will take place in San Diego, California.  Ionis will pay the arbitrator’s fee and will bear all administrative charges by AAA.  All parties will be entitled to engage in reasonable pre-hearing discovery to obtain information to prosecute or defend the asserted claims.  Any disputes between the parties regarding the nature or scope of discovery will be decided by the arbitrator.  The arbitrator will hear and issue a written ruling upon any dispositive motions brought by either party, including but not limited to, motions for summary judgment or summary adjudication of issues.  After the hearing, the arbitrator will issue a written decision setting forth the award, if any, and explaining the basis therefore.  The arbitrator will have the power to award any type of relief that would be available in court.  The arbitrator’s award will be final and binding upon the parties and may be entered as a judgment in any court of competent jurisdiction.  If there is conflict in the arbitration procedures set forth in this Agreement and the AAA rules specified above, the AAA rules will control.  Notwithstanding the foregoing, and regardless of what is provided by the AAA rules, the arbitrator will not have authority or jurisdiction to consolidate claims of different individuals or entities into one proceeding, nor will the arbitrator have authority or jurisdiction to hear the arbitration as a class action.  As noted above, Advisor has agreed to waive any right to bring any class, collective or representative action.  To the extent that the class, collective or representative action waiver described above is not enforceable, the issue of whether to certify any alleged or putative class for a class action proceeding must be decided by a court of competent jurisdiction.  The arbitrator will not have authority or jurisdiction to decide class certification, collective or representative action issues.  Until any class certification, collective, or representative action issues are decided by the court, all arbitration proceedings will be stayed, and the arbitrator will take no action with respect to the matter.  However, once any issues regarding class certification, collective, or representative action have been decided by the court, the arbitrator will have authority to decide the substantive claims.

10.          Indemnification; Representations

(a)
Ionis will indemnify, defend and hold Advisor harmless against any and all losses, costs, expenses and damages (including advancement of reasonable attorney’s fees) (“Loss(es)”) incurred as a result of any third party claims, suits, actions, demands or proceedings resulting or arising  from the performance of Advisory Services as specifically directed by Ionis in accordance with the Agreement to the extent such Loss(es) are not the result of Advisor’s gross negligence, intentional misconduct or material breach of this Agreement.

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(b)
Ionis’ agreement to indemnify, defend and hold  Advisor harmless is conditioned upon the Advisor (i) providing written notice to Ionis of any claim, demand or action arising out of the indemnified activities within thirty (30) days after Advisor has knowledge of such claim, demand or action, provided that the failure to so notify Ionis shall not relieve Ionis of its obligations hereunder except to the extent such failure shall have actually materially prejudiced Ionis; (ii) permitting Ionis to assume full responsibility to investigate, prepare for and defend against any such claim or demand; (iii) assisting Ionis, at Ionis’ reasonable expense, in the investigation of, preparation of and defense of any such claim or demand; (iv) undertaking reasonable steps to mitigate any loss, damage or expense with respect to the applicable claim or demand; and (v) not settling such claim or demand without Ionis’ prior written consent.

(c)
Advisor represents and warrants to Ionis that (i) Advisor has complied in all material respects with his fiduciary duties and responsibilities as an officer and member of the board of directors of Ionis and (ii) Advisor is not aware of any set of facts or circumstances that may reasonably give rise to litigation or other legal proceeding between Advisor and Ionis. Ionis represents and warrants to Advisor that Ionis is not aware of any set of facts or circumstances that may reasonably give rise to litigation or other legal proceeding between Ionis and Advisor.

11.          Miscellaneous

(a)
The rights and liabilities of the parties hereto will bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as Ionis has specifically contracted for Advisor’s services, Advisor may not assign or delegate Advisor’s obligations under this Agreement either in whole or in part without Ionis’ prior written consent, and Ionis may not assign Ionis’ obligations under this Agreement either in whole or in part without Advisor’s prior written consent, other than in connection with a corporate transaction resulting in a sale of Ionis or substantially all of its assets.

(b)
Because Advisor’s services are personal and unique and because Advisor has access to and become acquainted with Ionis’ Confidential Information, the parties agree that in the event of a threatened or actual material breach of this Agreement by Advisor injunctive relief would be appropriate.  As such, Ionis has the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that Ionis may have for a breach of this Agreement.

(c)
This Agreement will be governed by and construed according to the laws of the State of California as such laws are applied to contracts entered into and performed entirely within such State.  If any provision of this Agreement is held to be or becomes invalid, illegal or unenforceable, such provision will be validly reformed to approximate as nearly as possible the intent of the parties and the remainder of this Agreement will not be affected thereby and will remain valid and enforceable to the greatest extent permitted by law.

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(d)
This Agreement, and all other documents mentioned herein, constitute the final, exclusive and complete understanding and agreement of the parties hereto and supersedes all prior understandings and agreements; provided the employee proprietary information and invention agreement between Advisor and Ionis will remain in full force and effect.  Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

(e)
Any notices required or permitted hereunder will be given to the appropriate party at the address specified on the Summary Page or at such other address as the party will specify in writing.  Such notice will be deemed given upon personal delivery to the appropriate address, or by facsimile transmission (receipt verified and with confirmation copy followed by another permitted method), sent by express courier service, or, if sent by certified or registered mail, three (3) days after the date of mailing.

(f)
Each party will execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

[END OF EXHIBIT A]
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SCHEDULE  A

Advisory Services

As requested by Ionis’ CEO or Chairman of the Board of Directors you will provide the following advisory services:
•	Participate in and provide advice regarding drug discovery and development decisions (RMC/DMC, advice to teams as requested)
•	Participate in advancing the science at Ionis via program reviews, Core antisense research meetings (CAR) and other activities as reasonably requested
•	Lead the scientific activities for the Crooke Group (Ionis Dept #260)
•	Participate as a key spokesman for Ionis’ technology
•	Participate as a key spokesman for Ionis when requested by and coordinated with Ionis; provided communications regarding Ionis’ management or strategy will be Ionis’ sole responsibility.

While you are providing such services, Ionis will provide administrative assistance to you with the same personnel (i.e. Kim Butler) at the same level of service as you received during your tenure as Executive Chairman.  If Ms. Butler applies for another position within Ionis for which she is qualified, Ionis will reasonably consider her application for the position.  As such, if Ms. Butler’s service with Ionis terminates or she voluntarily takes another position within Ionis, Ionis will provide an appropriate level of administrative assistance to you.  Ionis will also provide appropriate office space for you and your administrative support when you are on site at Ionis’ facilities.

In addition, Ionis will provide an appropriate level of technical personnel available to facilitate your performance of Advisory Services at no cost to you, including, without limitation IT support and access to Ionis’ electronic calendar, files  and IT systems that are necessary to perform your duties.

Schedule A	Page 1

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SCHEDULE  B

Compensation for Advisory Services

For your Advisory services, starting after the June 2021 annual meeting of stockholders, Ionis will pay you at the rate of $100,000 per calendar quarter, payable in accordance with Section 2 of the Agreement. If this agreement is extended past the 2022 – 2023 service year payment for services will be set by mutual written agreement between you and Ionis, based on the expected services for such year

Since you are transitioning seamlessly from an Ionis employee to a consultant, the stock options and RSUs you received for your previous service as an Ionis employee (collectively, “Employee Equity Awards”) will continue to vest so long as your Continuous Service (as defined in the applicable equity plan) continues. For the avoidance of doubt,  your Advisory Services shall be treated as Continuous Service. If your Continuous Service terminates during the term of this Agreement  or upon the expiration of this Agreement (other than for a termination by Ionis for your material breach of this Agreement), your Employee Equity Awards that are not vested will become immediately vested upon such termination. Upon the closing of a Change in Control of Ionis (as defined in the Amended and Restated Ionis Pharmaceuticals, Inc. 2011 Equity Incentive Plan), your Employee Equity Awards that are not vested will become immediately vested. Any vested stock options held by Advisor shall continue to remain exercisable while Advisor is providing Continuous Service and the applicable exercise period shall continue following termination of Continuous Service as if such termination were a termination of employment.

From the end of your Ionis board of directors services through June 30, 2023, if you are eligible for continued health coverage under COBRA, Ionis will pay your COBRA premium payments sufficient to continue your coverage at your then current level, or if COBRA is not available, Ionis will pay you on a monthly basis an amount equal to the cost of comparable replacement coverage.

Schedule B	Page 1